UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2015

Inotek Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

131 Hartwell Avenue, Suite 105 Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 676-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 23, 2015, Inotek Pharmaceuticals Corporation (the “Company”) completed its previously announced public offering (the “Notes Offering”) of $20.0 million aggregate principal amount of its 5.0% Convertible Senior Notes due 2020 (the “Notes”). The net proceeds from the sale of the Notes were approximately $18.6 million after deducting the underwriters’ discounts and commissions. Concurrently with the closing of the Notes Offering, the Company closed its previously announced initial public offering (the “Common Stock Offering” and together with the Notes Offering, the “Offerings”) of 6,667,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). The net proceeds from the sale of the Common Stock were approximately $35.0 million after deducting the underwriters’ discounts and commissions and the estimated offering expenses payable by the Company. The underwriters of the Notes Offering were granted a 30-day option to purchase up to an additional $3.0 million of Notes from the Company to cover overallotments, if any, and the underwriters of the Common Stock Offering were granted a 30-day option to purchase up to an additional 1,000,050 shares of Common Stock from the Company to cover overallotments, if any. As of the date of this report, neither of the options has been exercised. If the underwriters of the Offerings exercise their respective options to purchase additional Notes and Common Stock in full, the Company estimates an additional $2.8 million of net proceeds from the Notes Offering and $5.6 million of net proceeds from the Common Stock Offering, in each case, after deducting the underwriters’ discounts and commissions.

The Company used approximately $5.8 million of the net proceeds from the Offerings to repay borrowings under and terminate its notes payable agreements with Horizon Technology Finance Corporation and Fortress Credit Co LLC. The Company currently expects to use the remainder of the net proceeds from the Offerings as follows:

•	approximately $17.0 million to complete the first Phase 3 pivotal trial for trabodenoson monotherapy, including associated payments for direct clinical and non-clinical costs;

•	approximately $9.0 million to complete a Phase 2 trial for the Company’s FDC product candidate, including associated payments for direct clinical and non-clinical costs, and the development of a commercial formulation;

•	approximately $6.0 million to fund proof-of-concept clinical trials for optic neuropathies and degenerative retinal diseases, including associated payments for direct clinical and non-clinical costs; and

•	the remainder for working capital and general corporate purposes.

The Company’s expected use of net proceeds from the Offerings represents its current intentions based upon its present plans and business condition. As of the date of this report, the Company cannot predict with certainty all of the particular uses for the net proceeds from the Offerings or the amounts that the Company will actually spend on the uses set forth above. The Company may use a portion of the net proceeds from the Offerings for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, although the Company has no current understandings, agreements or commitments to do so at this time.

The Notes are governed by the terms of an Indenture (the “Indenture”), dated as of February 23, 2015, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Notes are the general unsecured obligations of the Company and bear interest at a rate of 5.0% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2015. The Notes will mature on February 15, 2020, unless earlier repurchased or converted. Subject to the satisfaction of certain conditions, the Notes will be convertible into shares of Common Stock at an initial conversion rate of 158.7302 shares of Common Stock per $1,000 principal amount of the Notes, which corresponds to an initial conversion price of approximately $6.30 per share of Common Stock and represents a conversion premium of approximately 5% based on the initial public offering price of the Common Stock in the Common Stock Offering.

The conversion rate is subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to, the issuance of stock dividends and payment of cash dividends. At any time prior to the close of business on the second business day immediately preceding the maturity date, holders may convert their

Notes, in multiples of $1,000 principal amount, at their option. If a make-whole fundamental change, as described in the Indenture (a “Make-Whole Fundamental Change”), occurs and a holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, such holder may be entitled to an increase in the conversion rate as described in the Indenture. On or after July 23, 2015, the Company will, in addition to the other consideration payable or deliverable in connection with any conversion of Notes, make an interest make-whole payment (an “Interest Make-Whole Payment”) to a converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the Notes had not been so converted or otherwise repurchased. Notwithstanding the preceding sentence, if in connection with a conversion of Notes, the conversion rate is adjusted on account of a Make-Whole Fundamental Change, the interest make-whole payment will not be payable in connection with such conversion.

The Company may not redeem the Notes prior to the maturity date and no “sinking fund” is provided for the Notes, which means that the Company is not required to periodically redeem or retire the Notes. Upon the occurrence of certain fundamental changes involving the Company, holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest.

The Indenture does not contain any financial or maintenance covenants or restrictions on the payment of dividends, but does include limitations on the ability of the Company and its subsidiaries to incur indebtedness, issue preferred stock and incur liens. In addition, the indenture limits the Company’s ability to enter into certain merger or combination transactions.

The Indenture contains other customary terms and covenants and events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes will become due and payable automatically. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects and for up to 180 days, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and form of Note filed hereto as Exhibit 4.1 and Exhibit 4.2, respectively, which are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On February 23, 2015, the Company repaid all principal and interest and made aggregate final payments of approximately $2.9 million to Horizon Technology Finance Corporation, as collateral agent (“Horizon”), Horizon Funding Trust 2013-1 (“Horizon Trust”), as assignee of Horizon, and approximately $2.9 million to Fortress Credit Opportunities I LP (“Fortress” and collectively with Horizon Trust, “Lenders”), as assignee of Fortress Credit Co LLC, respectively, pursuant to that certain (i) Venture Loan and Security Agreement dated as of June 28, 2013 (as amended from time to time, the “Loan Agreement”) by and among the Company, as borrower, and the Lenders, (ii) Secured Promissory Note (Loan A) dated as of June 28, 2013 in the original principal amount of $3,500,000 issued by the Company to Horizon, and subsequently assigned by Horizon to Horizon Trust (the “Loan A Note”) and (iii) Secured Promissory Note (Loan B) dated as of June 28, 2013 in the original principal amount of $3,500,000 issued by the Company to Fortress (the “Loan B Note”), this being payment in full of all outstanding indebtedness and obligations owing to the Lenders from the Company in connection with the Loan Agreement, Loan A Note and Loan B Note, the Company thereby terminated the Loan Agreement, Loan A Note and Loan B Note. The annual interest rate under the Loan Agreement was fixed at 11.0%, contained customary default and acceleration provisions and was secured by the Company’s assets, excluding intellectual property. The Lenders hold certain warrants to purchase shares of the Company’s series preferred stock. These warrants are immediately exercisable, and excluding certain mergers or acquisitions, will expire on June 28, 2023.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.7 to the Company’s S-1, filed November 11, 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture between Inotek Pharmaceuticals Corporation, and Wilmington Trust, National Association, as the trustee, relating to the 5.0% Convertible Senior Notes due 2020

4.2	Form of 5.0% Convertible Senior Note due 2020 (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2015	INOTEK PHARMACEUTICALS CORPORATION

	By:	/s/ Dale Ritter
Dale Ritter
Vice President—Finance

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture between Inotek Pharmaceuticals Corporation, and Wilmington Trust, National Association, as the trustee, relating to the 5.0% Convertible Senior Notes due 2020

4.2	Form of 5.0% Convertible Senior Note due 2020 (included in Exhibit 4.1)